Exhibit 99

FOR IMMEDIATE RELEASE

October 26, 2010 Hawkins, Inc. 3100 East Hennepin Avenue Minneapolis, MN  55413

Contacts:

John R. Hawkins Chief Executive Officer 612/617-8532 John.Hawkins@HawkinsInc.com

P. Pepski Chief Financial Officer 612/617-8571 Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. REPORTS

SECOND QUARTER, FIRST HALF FISCAL 2011 RESULTS

Minneapolis, MN, October 26, 2010 – Hawkins, Inc.  (Nasdaq:  HWKN) today announced second quarter and first half results for fiscal 2011. Sales of $70.4 million for the quarter ended September 30, 2010 represented an increase of 8.3% from $65.0 million in sales for the same period in the prior fiscal year. Net income for the second quarter of fiscal 2011 was $6.8 million, or $0.66 per share, fully diluted, compared to net income for the same period of fiscal 2010 of $6.7 million, or $0.65 per share, fully diluted.

For the six months ended September 30, 2010, Hawkins reported sales of $145.1 million, net income of $14.2 million and diluted earnings per share of $1.37 as compared to sales of $138.6 million, net income of $12.7 million and diluted earnings per share of $1.24 for the same period a year ago.

Chief Executive Officer, John R. Hawkins, commented, “We are very pleased with the sales performance from both of our segments.  While we recorded significant sales growth this quarter,  we experienced less profit per unit on these sales due to competitive pricing pressures within our Industrial group and the absorption of higher infrastructure costs within our Water Treatment segment due to investments in that group to support its growth.  In addition to the investments in the Water Treatment group, we continue to invest capital in the Industrial group to expand capacity, manufacturing capability and storage expansion projects to enhance customer service to our current customers and expand our product offerings to open up opportunities for new customers.”

For the quarter ended September 30, 2010, Industrial segment sales increased $3.5 million, or 8.5%, to $44.9 million as compared to the same period in the prior year, with the increase primarily driven by increased sales of bulk chemicals. Water Treatment segment sales for the quarter ended September 30, 2010 were $25.5 million, an 8.1% increase over last year’s second quarter sales of $23.6 million. The increase was primarily due to increased sales of manufactured and specialty chemical products.

Company-wide gross profit for quarter ended September 30, 2010 was $17.7 million, or 25.2% of sales, compared to $17.4 million, or 26.8% of sales, for the same period in fiscal 2010.  Gross profit for the Industrial segment was $9.6 million, or 21.4% of sales, for the quarter ended September 30, 2010, as compared to $8.8 million, or 21.3% of sales, for the same period in fiscal 2010. The increase in gross profit dollars was attributable to increased sales, primarily of bulk chemicals, which was partially offset by decreases in profits due to competitive pricing pressure.   Gross profit for the Water Treatment segment was $8.2 million, or 32.2% of sales, for the quarter ended September 30, 2010, as compared to $8.6 million, or 36.4% of sales, for the same period in fiscal 2010. The decrease in gross profit dollars was primarily due to increased overhead costs from investments in new facilities and personnel within existing and new markets.

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HAWKINS, INC. REPORTS

RESULTS FOR FISCAL 2011

October 26, 2010

Page Two.

Gross profit for the six months ended September 30, 2010 was $36.2 million, or 24.9% of sales, as compared to $33.3 million, or 24.0% of sales for the same period in the prior fiscal year.  Gross profit for the Industrial segment was $19.9 million, or 21.0% of sales, for the six months, compared to $17.3 million or 18.9% of sales in the same period a year ago.  The increase in gross profit dollars was primarily attributable to increased sales of bulk chemicals, partially offset by decreases in profits due to competitive pricing pressures.  Gross profit for the Water Treatment segment was $16.3 million, or 32.4% of sales, for the six months compared to $16.0 million, or 33.7% of sales, in the same period a year ago. The Water Treatment segment’s gross profit increase was primarily driven by increased sales of manufactured and specialty chemical products, which was largely offset by increased overhead costs from investments in new facilities and personnel within existing and new markets to support growth in this segment.

Selling, general, and administrative expenses increased $0.2 million, or 3.7%, for the quarter and $0.6 million, or 4.3% for the six months, as compared to the same periods in the prior fiscal year. The increases were primarily a result of higher equity incentive plan costs.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals for its customers in a wide variety of industries. Headquartered in Minneapolis, Minnesota, and with 20 facilities in 11 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

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HAWKINS, INC. REPORTS

RESULTS FOR FISCAL 2011

October 26, 2010

Page Three.

HAWKINS, INC.

CONDENSED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended September 30,		Six Months Ended September 30,
(In thousands, except share and per-share data)	2010	2009	2010	2009

Sales	$70,398	$64,976	$145,064	$138,562

Cost of sales	(52,656)	(47,560)	(108,874)	(105,290)

Gross profit	17,742	17,416	36,190	33,272

Selling, general and administrative expenses	(6,814)	(6,568)	(13,475)	(12,923)

Operating income	10,928	10,848	22,715	20,349

Investment income	96	80	201	89

Income from continuing operations before income taxes	11,024	10,928	22,916	20,438

Provision for income taxes	(4,192)	(4,263)	(8,747)	(7,829)

Income from continuing operations	6,832	6,665	14,169	12,609

Income from discontinued operations, net of tax	—	—	—	109

Net income	$6,832	$6,665	$14,169	$12,718

Weighted average number of shares outstanding-basic	10,257,175	10,250,719	10,255,297	10,248,577

Weighted average number of shares outstanding-diluted	10,332,764	10,280,252	10,321,355	10,274,443

Basic earnings per share
Earnings per share from continuing operations	$0.67	$0.65	$1.38	$1.23
Earnings per share from discontinued operations	—	—	—	0.01
Basic earnings per share	$0.67	$0.65	$1.38	$1.24

Diluted earnings per share
Earnings per share from continuing operations	$0.66	$0.65	$1.37	$1.23
Earnings per share from discontinued operations	—	—	—	0.01
Diluted earnings per share	$0.66	$0.65	$1.37	$1.24

Cash dividends declared per common share	$0.40	$0.38	$0.40	$0.38

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